Exhibit 99.1

Consumer Banking and Insurance Executive Susan S. Harnett
Joins First Niagara’s Board of Directors

BUFFALO, N.Y., December 15, 2014 - The Board of Directors of First Niagara Financial Group, Inc. (NASDAQ:FNFG) announced that Susan S. Harnett was appointed to serve as a director of the company and First Niagara Bank, N.A. Her appointment is effective January 1, 2015.

Harnett began her financial services career in 1979 in mortgage banking at Chicago thrifts that were acquired by Citigroup in the early 1980s, ascending through the ranks of Citi’s consumer banking business and becoming President of Citibank Canada in Toronto. In 1999, she joined ABN Amro Bank N.V. as Senior Vice President of Global eCommerce in Amsterdam. Two years later Harnett returned to Citigroup and assumed global retail banking leadership positions in Europe and New York, including President, Managing Director and Head, Local Consumer Lending.

In 2012 Harnett joined QBE North America, which is part of QBE Insurance Group Limited, one of the largest insurers and reinsurers worldwide. Most recently, she served as its Chief Operating Officer, with responsibility for overseeing QBE North America’s claims, information technology and corporate legal teams, as well as leading a multifaceted transformational plan to achieve operational excellence among the company’s business lines.

“Sue brings a tremendous amount of financial services and insurance expertise to our Board, especially in the areas of consumer finance and retail banking. She also brings a proven record of success in driving operational excellence at large and complex financial services organizations that recognize the importance of local leadership and decision making in the regions they serve,” said First Niagara Chairman Nathaniel D. Woodson. “As First Niagara continues to execute on its strategy to become a top-performing regional financial services company, we believe Sue’s experience and insights make her a valuable addition to our Board of Directors.”

President and Chief Executive Officer Gary M. Crosby said, “We’re delighted to be able to add a Director with Sue’s credentials and experience in taking established financial services businesses to a higher level of performance, in order to enhance shareholder value. It’s a real pleasure for us to welcome her to First Niagara.”

Harnett earned her M.B.A. from the Kellogg School of Management at Northwestern University and her B.A. from Marquette University.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 410 branches, $38 billion in assets, $28 billion in deposits, and approximately 5,800 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts.  For additional information on First Niagara, visit us at www.firstniagara.com, follow us on Twitter @FirstNiagara, or like us on Facebook at FirstNiagaraBank.

First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com

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